Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Therapeutics Announces Pricing of Public Offering of Common Stock

NEWTON, Mass. – May 2, 2018 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a clinical-stage pharmaceutical company, today announced the pricing of its previously announced registered underwritten public offering of 9,152,543 shares of its common stock at a price to the public of $14.75 per share. The gross proceeds to Karyopharm from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses, are expected to be $135.0 million. The offering is expected to close on or about May 7, 2018, subject to customary closing conditions. In addition, Karyopharm has granted the underwriters a 30-day option to purchase up to 1,372,881 additional shares of its common stock.

J.P. Morgan, Jefferies and Leerink Partners are acting as joint book-running managers for the offering. Canaccord Genuity, JMP Securities, H.C. Wainwright & Co. and Baird are acting as co-managers for the offering.

Karyopharm intends to use the net proceeds of the offering: to support continued clinical development of selinexor in hematologic malignancies and solid tumors as a single agent and in combination with approved and experimental therapies; to conduct activities to support regulatory submissions for oral selinexor as a new treatment for patients with penta-refractory multiple myeloma and, if the results of Karyopharm’s SADAL trial are positive, as a new treatment for patients with relapsed/refractory diffuse large B-cell lymphoma; to continue establishing the commercial infrastructure for the potential launch of selinexor in the United States; for clinical trials of two of Karyopharm’s pipeline drug candidates in oncology, eltanexor (KPT-8602) and KPT-9274; and for working capital and other general corporate purposes.

A shelf registration statement relating to the shares of common stock offered in the public offering described above was filed with the Securities and Exchange Commission (SEC) and was declared effective by the SEC on February 14, 2018. The securities may be offered only by means of a written prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by email at Prospectus_Department@Jefferies.com, or by phone at (877) 821-7388; or Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525 ext. 6132, or by email at syndicate@leerink.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Targeting Disease at the Nuclear Pore

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq:KPTI) is a clinical-stage pharmaceutical company focused on the discovery and development of novel first-in-class drugs directed against nuclear transport and related targets for the treatment of cancer and other major diseases. Karyopharm’s SINE compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm, which was founded by Dr. Sharon Shacham, currently has several investigational programs in clinical or preclinical development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor, and our expectations related to the offering discussed in this press release, including the use of proceeds from the offering. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases, that development of any of Karyopharm’s drug candidates will continue or that any positive feedback from regulatory authorities will ultimately lead to the approval of selinexor or any of Karyopharm’s other drug candidates. Further, there can be no guarantee that any positive developments in Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of drug candidates by Karyopharm’s competitors for diseases in which Karyopharm is currently developing its drug candidates; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any drug candidates it is developing. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 15, 2018, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Targeting Disease at the Nuclear Pore

Contacts:

Investors:

Kimberly Minarovich

(646) 368-8014

kimberly@argotpartners.com

Mary Jenkins

(617) 340-6073

mary@argotpartners.com

Media:

David Rosen

(212) 600-1902

david.rosen@argotpartners.com

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